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                                                                    EXHIBIT 99.1

 [LOGO] INTEREP                                    N E W S   R E L E A S E

                    INTEREP FOURTH QUARTER COMMISSION REVENUE
                                  INCREASES 18%
                  2002 OPERATING EBITDA IMPROVES TO $16 MILLION

                                                           FOR IMMEDIATE RELEASE

NEW YORK -- March 27, 2003 -- Interep (NASDAQ: IREP), the largest independent sales and marketing company specializing in radio, the Internet and new media, today announced that "Operating EBITDA" (defined below) improved to $5.5 million for the fourth quarter ended December 31, 2002 from a loss of $0.6 million in the same period last year. For the full year of 2002, Operating EBITDA increased 286% to $16.0 million from $4.1 million for the same period last year. Operating EBITDA margins (Operating EBITDA as a percentage of overall commission revenues) for the full year of 2002 improved to 18% from 5% in 2001.

Total commission revenue increased 18.4% to $24.0 million (including Internet revenue of $0.7 million) for the fourth quarter 2002 compared to $20.2 million (including Internet revenue of $0.8 million) for the fourth quarter 2001. Total commission revenue for the full year ended December 31, 2002 increased 7.7% to $87.4 million (including Internet revenue of $2.6 million) from $81.1 million (including Internet revenue of $0.8 million) in the comparable period last year.

Loss per share for the fourth quarter 2002 increased to $1.16 from $1.03 in the comparable period last year. Loss per share for the full year ended December 31, 2002 improved to $1.88 from $2.28 in the comparable period last year. Net loss applicable to common shareholders for the fourth quarter 2002 increased to $11.3 million from $9.3 million in the comparable period last year. Net loss applicable to common shareholders for the full year 2002 improved to $17.8 million compared to $19.9 million for the full year 2001.

The net loss for both the fourth quarter and full year 2002 includes a tax provision adjustment of $6.6 million to reflect a 100% valuation allowance on the company's net deferred tax assets because the timing of its realization is uncertain.

"Operating EBITDA" is operating income or loss before interest, taxes, depreciation and amortization and excludes contract termination revenue and non-cash option re-pricing. Operating EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, but we believe it is useful in evaluating the performance of Interep, in addition to the GAAP data presented.

Selling, General and Administrative ("SG&A") expenses decreased 11.6% to $18.4 million for the fourth quarter 2002 from $20.9 million for the fourth quarter 2001.

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SG&A expenses for the full year 2002 decreased 7.2% to $71.4 million from $77.0 in 2001. "Our efforts to streamline Interep's operations have shown up in the SG&A line in 2002," said Bill McEntee, Vice President and Chief Financial Officer. "Last year we improved our cost structure and strengthened our balance sheet by adding $11 million in equity and $10 million in debt. These changes will help us continue to focus on increasing revenue and margins."

"There are many geopolitical issues beyond our control that affect the national economy and our business. While we are hopeful that there will be a quick resolution to the war with Iraq, the current situation has limited our ability to forecast revenue and Operating EBITDA. Due to the uncertain climate, many advertisers are releasing their budgets very close to the start date of their campaigns, reducing our visibility into the second quarter. Therefore, we will continue to update our guidance as needed as the year progresses," stated Ralph Guild, Chairman and CEO.

If the war progresses smoothly and its duration is limited, we believe the remainder of the year will rebound quickly, and we will return to more normal visibility patterns. If that is the case, we expect our overall commission revenue to be in the $87 to 90 million range and Operating EBITDA in the $17 to 20 million range for the full year 2003. Internet activity is included in our overall commission revenue and Operating EBITDA projections and should be break even with revenues and expenses of approximately $3 million.

About Interep:

Interep (NASDAQ: IREP) is the nation's largest independent advertising sales and marketing company specializing in radio, the Internet and complementary media, with offices in 16 cities. Interep is the parent company of ABC Radio Sales, Allied Radio Partners, Cumulus Radio Sales, D&R Radio, Infinity Radio Sales, McGavren Guild Radio, MG/Susquehanna, SBS/Interep, as well as Interep Interactive, the company's interactive representation and web publishing division specializing in the sales and marketing of on-line advertising, including streaming media. Interep Interactive includes Winstar Interactive, Cybereps and Perfect Circle Media. In addition, Interep provides a variety of support services, including: consumer and media research, sales and management training, promotional programs and unwired radio "networks." Clients also benefit from Interep's new business development team, the Interep Marketing Group For more information, visit the company's website at www.interep.com

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. For a discussion of certain factors that could cause actual results to differ materially from those described in

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the forward-looking statements, please refer to Interep's recent filings with the Securities and Exchange Commission.

For more information, visit the company's website at www.interep.com.

Contact:          Ralph Guild  (212) 916-0508

                  Bill McEntee (561) 227-0601

                  Mike Frank   (201) 659-0101       mike@mikefrankassociates.com

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                       INTEREP NATIONAL RADIO SALES, INC.
                             SUMMARY OPERATING DATA
                             (dollars in thousands)

                                                                         Three Months            Twelve Months
                                                                       Ended December 31       Ended December 31
                                                                      -------------------    --------------------
                                                                        2002       2001        2002       2001
                                                                        ----       ----        ----       ----
Revenue:
 Commission revenue                                                    23,957      20,229      87,372      81,128
 Contract termination                                                     836         461       7,220      21,431
                                                                      -------    --------    --------   ---------
  Total revenue                                                        24,793      20,690      94,592     102,559

Selling expenses                                                       15,644      18,323      59,362      64,889

General and administrative expenses                                     2,797       2,542      12,052      12,103

Option repricing cost (income)                                              -       1,224      (1,251)        715

OPERATING EBITDA, excluding contract
 termination revenue and option repricing                               5,516        (636)     15,958       4,136

EBITDA                                                                  6,352      (1,399)     24,429      24,852

Depreciation and amortization                                          (5,757)    (10,595)    (23,651)    (36,673)

Operating income (loss)                                                   595     (11,994)        778     (11,821)

(Loss) gain on investments                                               (525)        161        (525)     (3,340)

Interest expense, net                                                  (2,915)     (2,527)    (10,469)     (9,416)

Other income / tax provision                                           (8,246)      5,064      (7,360)      4,722

Net loss                                                              (11,091)     (9,296)    (17,576)    (19,855)

Preferred stock dividend                                                  240           -         240           -

Net loss applicable to common
  shareholders                                                        (11,331)     (9,296)    (17,816)    (19,855)

EPS                                                                     (1.16)      (1.03)      (1.88)      (2.28)
A T C F                                                                  0.25       (0.32)       0.54       (0.66)

Note: Internet activity for 2002 is included in operations as commission revenue $681 and selling expenses $1,132 for the three months and $2,572 and $4,130 for the year. Internet activity for fourth quarter of 2001 is included in operations as commission revenue $761 and selling expenses $2,216. Internet activity from Interep's 51% stake in Cybereps is included in a one-line item "loss on investments" and consists of commission revenue of $416, selling expenses of $1,816 and asset impairmant charge of $1,940.

                       RECONCILIATION OF OPERATING EBITDA
                             (dollars in thousands)

                                                                   Three Months                  Twelve Months
                                                                Ended December 31             Ended December 31
                                                                -----------------             -----------------
                                                              2002            2001            2002           2001
                                                              ----            ----            ----           ----
Operating income (loss)                                         595         (11,994)            778         (11,821)
Add back:
   Depreciation and amortization                              5,757          10,595          23,651          36,673
   Option repricing cost                                                      1,224               -             715
Less:
   Contract termination                                        (836)           (461)         (7,220)        (21,431)
   Option repricing income                                        -               -          (1,251)              -
                                                            -----------------------         -----------------------
Operating EBITDA                                              5,516            (636)         15,958           4,136
                                                            -----------------------         -----------------------